THIS SETTLEMENT AGREEMENT is dated 7th January 2022 and is made between Clarivate Analytics (UK) Limited of 70 St. Mary Axe, London EC3A 8BE (the “Company”) and Mukhtar Ahmed of [ADDRESS REDACTED] (“you” and “your”).
1Your employment with the Company will terminate on 1st October 2022 (the “Termination Date”). Between the date of this Agreement and the Termination Date, you agree that the Company may place you on garden leave in accordance with clause 2 of this Agreement and that you will be placed on garden leave effective 1st April 2022 (the “Garden Leave Period”). You are entitled to three months’ notice under your Contract of Employment and you and the Company have mutually agreed to extend this notice by a further 3 month period. This notice period will commence on 1st April 2022 and shall expire on 30th September 2022.
2During the Garden Leave Period:
(a)the Company may at its discretion require you to perform limited duties as directed by the Chairman and Chief Executive Officer of the Company (“CEO”);
(b)you shall continue to receive your salary and all contractual benefits in the usual way (subject to the rules of the relevant benefit schemes in force from time to time and subject to the terms of this Agreement);
(c)you shall remain an employee of the Company bound by your terms and conditions of employment, including duties of fidelity, (save as modified by this clause);
(d)you shall assist in the handover of your duties as may be requested by the CEO;
(e)you shall not attend your place of work or any other premises of the Company or Group Company;
(f)you may access the IT systems of the Company or Group Company to the extent necessary to perform any of the work or limited duties requested by the CEO;
(g)you shall not contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company without the prior written consent of the Company; and
(h)not without the prior permission of the Company make any comment regarding the Company, any Group Company or your employment on Facebook, LinkedIn or other social or professional networking sites.
3Without admission of liability and subject to and conditional upon your compliance with your obligations under this Agreement and the warranties given by you in this Agreement being true and accurate, the Company shall pay you the following sums:
(a)For purposes of your bonus under the Company’s Annual Incentive Plan (“AIP”) for plan year 2022, this will be calculated at target without the application of any individual or business modifiers and prorated based on the Termination Date (the “2022 Bonus Payment”). The parties acknowledge and agree the 2022 Bonus Payment will be in the amount of £349,500 subject to the deduction of income tax and national insurance contributions;
(b)You will continue to accrue annual leave entitlement throughout the Garden Leave Period and payment of accrued annual leave will be made to you on the next available payroll date following the Termination Date. The payment of accrued annual leave will be subject to the deduction of income tax and national insurance contributions;
(c)£1,423,000 by way of compensation for loss of employment (the “Compensation Payment”). The parties believe that the first £30,000 of the Compensation Payment may be paid to you without deductions for income tax and national insurance contributions as a termination award under the threshold

Without Prejudice and Subject to Contract

within the meaning of sections 402A(1) and 403 of ITEPA and the Company will pay it on that basis. The balance of the Compensation Payment will be taxable as a termination award exceeding the threshold within the meaning of sections 402A(1) and 403 of ITEPA. The Company will accordingly deduct income tax (but not employee national insurance contributions) from the balance of the Compensation Payment. The Company will deduct from the Compensation Payment any outstanding sums which are owed by you to the Company;
(d)Of the total Compensation Payment, £100 will be deemed as consideration for the obligations at clause 12 below;
(e)For purposes of your AIP bonus for plan year 2021, this will be calculated and paid in accordance with the AIP plan document including the application of the relevant business modifier(s) prior to the bonus being paid. The Company currently expects 2021 AIP bonuses will be paid in March 2022; and
(f)the Company will arrange for Right Management to provide you with outplacement assistance being taken up within three months of the Termination Date.
4Provided that you’re in compliance with the terms of this Agreement through the Termination Date and continue to comply with the terms of this Agreement following the Termination Date, including your ongoing compliance with all the restrictive covenants included in this Agreement, the Compensation Payment and 2022 Bonus Payment will be paid in installments as described in this Paragraph. The first one third of the Compensation Payment and 2022 Bonus Payment, in the amount of £590,833,36, will be paid to you within 30 days of the Termination Date. The remaining two thirds of the Compensation Payment and 2022 Bonus Payment will be paid to you as follows: (1) £295,416.66 will be paid to you within 90 days of the Termination Date; (2) £295,416.66 will be paid to you within 180 days of the Termination Date; (3) £295,416.66 will be paid to you within 270 days of the Termination date; and (4) £295,416.66 will be paid to you within 365 days of the Termination date. For the avoidance of doubt, if the Company fails to timely receive a copy of both this Agreement signed by you with a completed solicitor's certificate attached to it in the form set out in Schedule 2 and the Reaffirmation Certificate required under clause 39, you will not be entitled to receive any portion of either the Compensation Payment or the 2022 Bonus Payment and any portion of the Compensation Payment and 2022 Bonus Payment paid to you shall be repayable on demand and as a debt.
5To the extent you were granted restricted stock units, or RSUs, or performance stock units, or PSUs, as part of the Clarivate Incentive Award Plan (the “Plan”), except as otherwise noted in this clause, all unvested RSUs and PSUs will be forfeited on the Termination Date. For the avoidance of doubt, you acknowledge and agree all grants of PSUs you received, including the PSU grants you received on 1st April 2020, 17th December 2020, 1st March 2021, and 29th November 2021, have not vested and will be forfeited as of the date of this Agreement. Notwithstanding the foregoing and provided the Company has timely received a copy of both this Agreement signed by you with a completed solicitor's certificate attached to it in the form set out in Schedule 2 and the Reaffirmation Certificate required under clause 39, the following unvested and outstanding RSUs will vest and become available on the fifteenth (15th) day of the month that is immediately after the month that includes the Termination Date:
•11,687 with a current vesting date of 1st March 2023;
• 5,217 with a current vesting date of 1st April 2023; and
•11,687 with a current vesting date of 1st March 2024
Except as otherwise noted in this clause, the terms of the Plan and any Restricted Share Unit Agreement or Performance Share Unit Agreement that may apply to you remain in full force and effect including the vesting timeline and requirements for the RSUs that are currently set to vest on 1st March 2022 and 1st April 2022. There may be tax implications associated with the rights granted under this clause and under the Plan in respect of which you shall need to take your own advice. The Company is not providing any tax advice.
For purposes of any agreements you signed with the Company granting you options, (the "Option Agreement"), the timeframe set forth in the Option Agreement regarding

Without Prejudice and Subject to Contract

the exercise of options shall be extended to 31st December 2024, subject to applicable blackout restrictions. Except as noted in this clause, all other terms of the Option Agreement remain unchanged and in place. There may be tax implications associated with the rights granted under this clause and under the Option Agreement in respect of which you shall need to take your own advice. The Company is not providing any tax advice.
6You confirm that, save as expressly provided in this Agreement, the Company has paid and provided you with all contractual payments and contractual benefits accrued and owing to you as at the date of this Agreement. Moreover, as of the Termination Date, you will have completed any periods of notice to which you are entitled under your Contract of Employment and shall have no further entitlement to notice or payment in lieu of notice. Should you be required to complete any Post-Employment Notice Period then, where appropriate, the Company will deduct income tax and NICs from any Post-Employment Notice Pay. The parties, however, believe that your Post-Employment Notice Period and Post-Employment Notice Pay are nil.
Moreover, if prior to or following the Termination Date, (1) you breach of any of the terms of this Agreement, specifically including the restrictive covenants in this Agreement, or (2) the Company discovers or otherwise learns that you engaged in serious misconduct that would have provided the Company with cause to terminate your employment immediately pursuant to clause 16.2 of the Contract of Employment, you will forfeit all benefits provided to you under this Agreement, including the Compensation Pay, the 2022 Bonus Payment, the accelerated vesting of RSUs, and the extended period to exercise your options, and any amounts already received under this Agreement shall be repayable to Company on demand and as a debt.
7The Company makes no warranty as to the taxable status of the Compensation Payment or of any other payments or benefits provided to you under this Agreement. You shall indemnify the Company and any Group Company on a continuing basis in respect of any tax and national insurance contributions (save for employer's national insurance contributions) due in respect of the Compensation Payment and the other payments and benefits under this Agreement (including those under clause 5) and any related interest, penalties, costs and expenses except where any related interest, penalties, costs and expenses occur due to the default of or an unreasonable delay by the Company. For the avoidance of doubt, the indemnity obligation described in the prior sentence will not apply to any penalties, costs, or expenses that are solely the result of the actions or conduct of the Company or any Group Company. The Company shall, where possible, give you reasonable notice of any demand made of it for tax which may lead to liabilities to you under this indemnity and shall provide you with reasonable access to any documentation you may reasonably require to dispute such a claim (provided that nothing in this clause shall prevent the Company or any Group Company from complying with its legal obligations with regard to HM Revenue and Customs, any other tax authority or other competent body, including by paying or settling any such demand or taking any other action in connection with it as the Company or Group Company may in its absolute discretion decide).
8The Company agrees to reimburse you for any outstanding expenses, properly incurred in the course of employment in accordance with its usual expenses procedure, provided that you submit a final expenses claim (with such evidence of such expenses as the Company may reasonably require) within 14 days of the Termination Date.
9In response to a written request made directly to them from a prospective employer, the Chief People Officer of Clarivate plc will provide a written reference for you in the terms set out in Schedule 1. No other written or verbal reference will be given by the Company. If, following the Termination Date, the Company obtains information concerning you which would have affected its decision to provide such a reference, it shall inform you and may decline to give a reference and/or update any reference previously provided.
10You undertake not to make, publish or otherwise communicate, whether directly or indirectly, any disparaging or derogatory statement(s), whether in writing or otherwise, concerning the Company or any of its Group Companies or its/their officers, directors shareholders, employees or agents or former officers, directors, shareholders, employees or agents. The Company will not authorize any of its then current officers, directors, shareholders, employees, or agents to make any disparaging or derogatory statement(s), whether in writing or otherwise, concerning you.

Without Prejudice and Subject to Contract

11You agree to keep the circumstances surrounding the termination of your employment and the fact and contents of this Agreement strictly confidential and not to disclose, communicate or otherwise make public the same to anyone save to your professional advisers, your immediate family or otherwise as may be permitted or required by law or by the relevant tax and/or regulatory authorities. You shall ensure that the members of your immediate family keep the fact and contents of this Agreement strictly confidential.
Except for disclosures required by law, including any disclosures the Company determines it is required to make as a public company or as part of any filings with the Securities and Exchange Commission and/or other government agencies, the Company agrees to keep the fact and contents of this Agreement strictly confidential and not to disclose, communicate or otherwise make public the same to anyone save to its professional advisers including, but not limited to, its outside counsel and/or outside auditors.
12As a fundamental condition of this Agreement and in consideration of the payment at clause 3(a), 3(c), and 3(d) above, you:
(a)agree to be bound by the restrictive covenants set out in Schedule 3 to this Agreement. The Parties acknowledge and agree that you may continue to hold any board positions you’ve disclosed to the Company, via the Company’s conflict waiver process, as of the date of this Agreement and that holding such board positions will not be deemed to be a breach of the noncompete obligation included in Schedule 3;
(b)shall not, at any time, divulge or communicate to any person; use for your own purposes or for the purposes of any person other than the Company or any Group Company; or through any failure to exercise due care and diligence cause any unauthorised disclosure of any Confidential Information provided that these restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through any breach of this clause by you; and
(c)agree that any Intellectual Property (including without limitation designs, trademarks, logos, get up, domain name, copyright works, database rights and moral rights) created by you in the course of your employment or in any way affecting or relating to the business of the Company or any Group Company or capable of being used or adapted for use in it/them shall belong to and be the absolute property of the Company. To the extent that they do not automatically vest in the Company by the operation of law, you hereby assign absolutely to the Company all present and future rights in any such Intellectual Property together with the right to claim damages or other remedies for infringements. Nothing in this clause shall be construed as limiting or excluding your rights or those of the Company under sections 39-43 Patents Act 1977 (as amended by Patents Act 2004 or otherwise from time to time).
13You shall, at the Company’s request and, in any event, before the Termination Date, return all documents, property and information belonging to the Company or any Group Company which is in your possession or under your control to the Company in good working order and you warrant that you have not taken or retained, and will not take or retain, any copies, extracts or notes of any documents, files or correspondence.
14You shall, at the Company’s request and, in any event, before the Termination Date, inform the Company of all passwords used by you in relation to any computers, systems or applications belonging to or used by the Company or any Group Company. You further agree that, having complied with clause 13, you will procure that any information relating to the business of the Company and/or any Group Company (and all matter derived from such information) that is or was stored on any personal computer, iPad, laptop, tablet, USB device, MP3 player, floppy disk, zip drive or other storage media or otherwise in any electronic form outside of the premises of the Company and which is or was in your possession, custody or control will be irretrievably deleted and you shall produce such evidence of having done so as the Company may require and/or shall allow the Company to inspect any such computer, laptop, tablet, smartphone or other device.
15Subject to clause 16, the arrangements set out in this Agreement are in full and final settlement of claims or complaints that you have or may have against the Company and any Group Company (and any of its or their officers, directors shareholders, employees or agents or former officers, directors, shareholders, employees or agents) whether

Without Prejudice and Subject to Contract

arising directly or indirectly out of or in connection with your employment with the Company, its termination or otherwise and whether arising under common law, tort, statute or otherwise and whether arising in the United Kingdom or in any other country in the world and including (but not limited to) the claims identified at clause 17, any claim for breach of contract (including without limitation any claim in respect of any profit-sharing, bonus or incentive or share option arrangements and/or any redundancy payment), payment in lieu of accrued holiday and/or any claim under the Relevant Legislation or any claim under any directive or other legislation which is applicable or enforceable in the United Kingdom by virtue of the United Kingdom's membership of the European Union and any other claim in respect of which a conciliation officer is authorised to act.
16The Company confirms that clause 15 does not include any claims to enforce this Agreement and/or any claims for personal injury or latent personal injury (other than any claims for personal injury or latent personal injury arising out of or in connection with any discrimination claim you may have) and/or any claims for accrued pension rights which you are not, and could not reasonably be, aware of as at the date of this Agreement. You warrant that you are not aware of any facts or circumstances which may give rise to a claim for personal injury, latent personal injury or accrued pension rights at the date of this Agreement.
17The particular claims, complaints or rights of action that you may have against the Company and any Group Company (and any of its/their officers, directors shareholders, employees or agents or former officers, directors, shareholders, employees or agents ) and which the parties wish to settle by way of this Agreement relate to claims of unfair dismissal, wrongful dismissal, breach of contract (including any claims in relation to bonus, share, share option and incentive arrangements), unlawful deductions from wages and holiday pay.
18You understand and agree that clause 15 is intended to have effect irrespective of whether or not you are or could be aware of such claims or have such claims in your express contemplation.
19You warrant that you have received independent legal advice from John McConkey, DPH Legal, Davidson House, Forbury Square, Reading RG1 3EU (the "Adviser");
(a)you have instructed the Adviser to advise on whether you have or may have any claims, including statutory claims, against the Company or any Group Company (or any of its or their officers, directors, shareholders, employees or agents or former officers, directors, shareholders, employees or agents) arising directly or indirectly out of or in connection with your employment with the Company, its termination or otherwise;
(b)you have provided the Adviser with all available information which the Adviser requires or may require in order to advise you whether you have any such claims;
(c)you have not issued or given instructions to any person to issue proceedings against the Company or any Group Company of a kind set out in clauses 15 and 17 and undertake that neither you nor anyone acting on your behalf will issue such claims;
(d)having taken independent legal advice, you are not aware of any facts or circumstances which might give rise to a claim against the Company, any Group Company (or any of its or their officers, employees or agents) other than those identified at clause 17; and
(e)you are not aware of any reason, which if disclosed to the Company, would entitle or have entitled the Company to terminate your employment summarily.
20You will procure that, on the date of completion of this Agreement, the Adviser provides the Company with a signed, dated and completed solicitor's certificate in the form set out in Schedule 2 of this Agreement.
21You warrant that you have received independent legal advice from the Adviser, who is a relevant independent adviser for the purposes of the legislation referred to at clause 22, as to the terms and effect of this Agreement and in particular its effect on your ability to pursue your rights, if any, before an Employment Tribunal. You have been advised by

Without Prejudice and Subject to Contract

the Adviser that there is in force and was in force at the time you received the advice referred to above, a contract of insurance or an indemnity provided by a professional body covering the risk of a claim by you in respect of loss arising in consequence of that advice.
22This Agreement satisfies the conditions relating to settlement agreements and compromise agreements contained in sections 203(3) of the Employment Rights Act 1996, 77(4A) of the Sex Discrimination Act 1975, 72(4A) of the Race Relations Act 1976, 288(2B) Trade Union and Labour Relations (Consolidation) Act 1992, paragraph 2(2), Schedule 3A, Disability Discrimination Act 1995, 35(3) Working Time Regulations 1998, 49(4) National Minimum Wage Act 1998, Regulation 41 of the Transnational Information and Consultation of Employees Regulations 1999, Regulation 9 of the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of the Fixed Term Employees (Prevention of Less Favourable Treatment Regulations 2002), paragraph 2(2), Schedule 4, Employment Equality (Sexual Orientation) Regulations 2003, paragraph 2(2), Schedule 4, Employment Equality (Religion or Belief) Regulations 2003, Regulation 40 of the Information and Consultation of Employees Regulations 2004, paragraph 2(2), Schedule 5, Employment Equality (Age) Regulations 2006, paragraph 13 to the Schedule to the, Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, regulation 62 of the Companies (Cross-Border Mergers) Regulations 2007, section 58 of the Pensions Act 2008 and section 147(3) of the Equality Act 2010.
23The Company has entered into this Agreement in reliance on the warranties given by you and your agreement to the obligations contained in this Agreement. If you breach any of these warranties or obligations, without prejudice to any other rights or remedies of the Company or any Group Company arising from such action, the Company may terminate this Agreement with immediate effect, will have no obligation to make any payment of any sums due but not already paid or provide any benefit to you or procure any beneficial treatment for you (including in relation to shares and share options), and will be entitled to demand immediate repayment as a debt of all or any part of any sums already paid under this Agreement. Any delay by the Company in exercising this right of termination shall not constitute a waiver of it.
24You agree, without prejudice to any other rights or remedies of the Company or any Group Company arising from such action, that if you institute or continue any proceedings against the Company or any Group Company (or any of its or their officers, directors, shareholders, employees or agents or former officers, directors, shareholders, employees or agents) of a kind referred to in clauses 15 and 17 and, if an award is made to you in respect of such proceedings, you shall repay to the Company immediately upon demand the lesser of (a) the Compensation Payment after such deductions of tax and national insurance as were made by the Company at source; or (b) such amount of the Compensation Payment as is equivalent to the total amount of the compensation or damages (including interest) awarded, together with the full amount of any legal fees incurred by the Company and Group Company in defending such proceedings. Any part of the Compensation Payment which remain outstanding shall cease to be payable under this Agreement with effect from the date of commencement of such proceedings.
25Without prejudice to any other provision in this Agreement, you agree that in the event that the validity of this Agreement or any aspect of the waiver is challenged, you will enter into a COT3 agreement with the Company in full and final settlement of all claims and/or take such other step(s) as the Company may reasonably require to give effect to the intention of the parties referred to above without further payment.
26You agree that you will not submit any grievances to the Company or any Group Company arising directly or indirectly out of or in connection with your employment with the Company, its termination or otherwise and you will not make a data subject access request under any data protection legislation to the Company or any Group Company. You agree not to pursue any grievance or appeal which may have been raised by you and/or any subject access requests outstanding at the date of this Agreement and all such grievances, appeal and/or requests shall be deemed to have been withdrawn by you as at the date of this Agreement.
27You shall, on the Termination Date or at the Company’s earlier request, resign all your directorships, trusteeships, company secretarial positions and other offices in the Company and all Group Companies using a letter in the form set out in Schedule 5 of this Agreement.

Without Prejudice and Subject to Contract

28You agree to make yourself available to provide assistance to, and to cooperate with, the Company or any Group Company or its or their advisers in any internal investigation or any administrative, regulatory, judicial or quasi-judicial proceedings or enquiry as reasonably requested by the Company. You acknowledge that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Company. The Company shall reimburse any reasonable expenses incurred by you as a consequence of complying with your obligations under this clause, provided that such expenses are approved in advance by the Company and supported by evidence of expenditure which is satisfactory to the Company.
29The parties acknowledge that nothing in this Agreement shall prevent you from making a protected disclosure within the meaning of Section 43A of the Employment Rights Act 1996, making a disclosure to a regulator regarding any misconduct, wrongdoing or serious breach of regulatory requirements, reporting a criminal offence to any law enforcement agency or co-operating with a criminal investigation or prosecution. The parties further understand and acknowledge that nothing in this Agreement or otherwise limits your ability to communicate with any applicable federal, state or local governmental agency or commission (“Government Agencies”) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies or to engage in future activities protected under whistleblower statutes. The parties further understand and acknowledge that (i) the Company may not retaliate against you for any of these activities, and nothing in this Agreement or otherwise requires you to waive any monetary award or other payment that you might become entitled to from the U.S. Securities Exchange Commission or any other governmental entity or self-regulatory organization, and (ii) nothing in this Agreement or otherwise prohibits you from notifying the Company that you will make a report or disclosure to law enforcement.
30This Agreement sets out the entire agreement between the parties and shall be in substitution for and shall supersede any prior agreement, arrangement or understanding (whether oral or written) relating to the subject matter of this Agreement. No variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).
31You agree that you have not entered into this Agreement in reliance upon any statement, representation, assurance or warranty (whether made innocently or negligently) which is not set out in this Agreement.
32This Agreement, although marked "without prejudice and subject to contract" will, upon signature by all parties, be treated as an open document evidencing an agreement binding on the parties.
33This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same agreement.
34This Agreement shall be governed by and construed in accordance with English law and the parties submit to the exclusive jurisdiction of the English courts.
35This Agreement shall be valid, binding and enforceable against a party only when executed by an authorised individual on behalf of the party by means of:
(a)a DocuSign® or other electronic signature;
(b)an original, manual signature; or
(c)a scanned or photocopied manual signature, and
each DocuSign® or other electronic, scanned or photocopied manual signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature and the parties hereby waive any objection to the contrary.

Without Prejudice and Subject to Contract

36If any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal, invalid or unenforceable, that provision or part-provision shall, to the extent required, be deemed not to form part of this Agreement, but that shall not affect the legality, validity or enforceability of any other provision of this Agreement.
37No person who is not a party to this Agreement shall have any rights under the Contracts (Rights of Third Parties) Act 1999 except that the benefits conferred by this Agreement in favour of any Group Company or any officers, directors, shareholders, employees or agents or former officers, directors, shareholders, employees or agents of the Company or any Group Company (“Relevant Party”) may be enforced by any Group Company and any Relevant Party, and any Group Company may enforce any rights, benefits or causes of action conferred by this Agreement on behalf of the Company. The parties agree that they may amend or vary any or all of the terms of this Agreement or terminate this Agreement without the consent of any Group Company and any Relevant Party.
38The Company agrees to pay your solicitors, following its receipt of an invoice via email addressed to you but marked payable by the Company with the accompanying address: Clarivate Analytics (UK) Limited c/o Greg Hanscom, 70 St. Mary Axe, London ED3A 8BE, the sum of up to £5000 plus VAT in respect of your legal expenses incurred only in connection with the taking of advice in relation to the termination of your employment and this Agreement.
39It is a condition of this Agreement that, on or within 7 days after the Termination Date, you will execute and provide to the Company the reaffirmation certificate (“Reaffirmation Certificate”) set out at Schedule 4. No payment shall be made to you, or benefit provided to (or beneficial treatment obtained for) you, under this Agreement until a valid Reaffirmation Certificate has been provided.
40If you fail to sign and return this Agreement to the Company by 9th January 2022, this Agreement will be deemed to be automatically withdrawn and of no legal effect
41In this Agreement the following expressions shall have the following meanings:
"Confidential Information" means trade secrets or information of a confidential nature which is important to and belongs or relates to the Company or any Group Company (or their clients or customers) which you may have received or obtained as a result of or in any way in connection with your employment and includes but is not limited to information relating to clients or customers or potential clients or customers, suppliers, agents, business partners, products, affairs, finances, employees, shareholders, managers or distributors, of the Company or any Group Company, commercial, financial or marketing information, business development or business planning information, customer lists, technical information and know-how comprising trade secrets and information which you are/have been told is confidential, or can be reasonably be expected to be confidential;
“Contract of Employment” means your contract of employment dated 11th September 2017;
"Intellectual Property" means designs, trade marks, logos, get-up, domain names, copyright works, database rights, moral rights, confidential information, know-how, inventions, utility models, semi-conductor topography rights and all rights of a similar nature in any part of the world whether or not registered or capable of registration and, in respect of such rights which are registrable, the right to apply for registration and all applications for any of the above rights;
"Group" the Company, the ultimate Holding Company of the Company and any Subsidiary of the Company or the ultimate Holding Company of the Company from time to time, Camelot Holdings (Jersey) Limited and its direct and indirect subsidiaries, or any company that is a successor (including, without limitation, by change of name, dissolution, merger, consolidation, reorganisation, sale or other disposition) to any such company, Clarivate Plc, Clarivate Analytics (UK) Limited, Clarivate Analytics (Compumark) Limited, Clarivate Analytics (International Limited), Clarivate Analytics (IP&S) Limited and any other company within the Clarivate group; and "Group Company" shall be construed accordingly;

Without Prejudice and Subject to Contract

"Holding Company" means a holding company (as defined by section 1159 of the Companies Act 2006) or a parent undertaking (as defined by section 1162 of the Companies Act 2006);

“Post-Employment Notice Pay” has the meaning given in section 402D of the Income Tax (Earnings and Pensions) Act 2003 (ITEPA).

“Post-Employment Notice Period” has the meaning given in section 402E(5) of ITEPA.

"Relevant Legislation" means the Employment Rights Act 1996, including without limitation its provisions relating to unfair dismissal, the right to a statement of employment particulars under Part I, unlawful deduction from wages or unlawful receipt of payments from you under Part II, guarantee payments under Part III, protected disclosures under Part IVA, unlawful detriment under Part V, breach of the right to time off work under Part VI, remuneration or alternative work on suspension under Part VII, a redundancy payment under Part XI and Chapters II and V, and any other rights under the Employment Rights Act 1996, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Age) Regulations 2006, the Equality Act 2010, including without limitation provisions relating to direct or indirect discrimination, disability-related discrimination, discrimination arising from disability, a failure to make reasonable adjustments, victimisation or harassment, the Equal Pay Act 1970, the Trade Union and Labour Relations (Consolidation) Act 1992, the Protection from Harassment Act 1997, the Data Protection Act 2018, the Working Time Regulations 1998, the National Minimum Wage Act 1998, the Human Rights Act 1998, the Employment Relations Act 1999, the Transnational Information and Consultation of Employees Regulations 1999, the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Information and Consultation of Employees Regulations 2004, the Transfer of Undertakings (Protection of Employment) Regulations 2006 and the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, Companies (Cross-Border Mergers) Regulations 2007, the Pensions Act 2008, Employment Relations Act 1999 (Blacklists) Regulations 2010 and Agency Workers Regulations 2010.
"Subsidiary" means a subsidiary (as defined by section 1159 of the Companies Act 2006) or a subsidiary undertaking (as defined by section 1162 of the Companies Act 2006);
Where the context allows, references to any statute or provision of a statute shall be construed as references to the statute or the provisions as amended, modified, considered or re-enacted and to any subordinate legislation made from time to time under that provision.

SIGNED for and on behalf of        )
the Company                )    ………………………………………………

SIGNED by                )
Mukhtar Ahmed                )    ………………………………………………

Without Prejudice and Subject to Contract

Schedule 1 - Reference

Dear Sir/Madam

Re: Mukhtar Ahmed

Thank you for you enquiry regarding Mukhtar Ahmed.

Mukhtar has been employed by the Company since 1st of January 2018 and most recently held the position of President, Science Group.

Whilst the above information is given in confidence and good faith, no responsibility or liability can, however, be accepted by the Company or any of its employees for any omissions or inconsistencies in the information or for any loss or damage that may result from reliance being placed on it.  The information is given in confidence and should not be disclosed to a third party.

Yours faithfully,

Julie Wilson
Chief People Officer of Clarivate plc

Without Prejudice and Subject to Contract

Schedule 2
I, John McConkey of DPH Legal, Davidson House, Forbury Square, Reading RG1 3EU confirm that I have given Mukhtar Ahmed independent legal advice as to the terms and effect of the Settlement Agreement between Clarivate Analytics (UK) Limited and Mukhtar Ahmed dated 7th January 2022 and in particular its effect on his ability to pursue his rights before an Employment Tribunal.
I confirm that I am a relevant independent adviser (as defined by Section 203 of the Employment Rights Act 1996) and that there is and was at the time the advice was given, a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by Mukhtar Ahmed in respect of any loss arising in consequence of that advice.

Signed    …………………………………………..
    John McConkey

Without Prejudice and Subject to Contract

Schedule 3
Restrictive covenants

1In this Schedule 3 the following definitions shall apply:
(a)"Prospective Customer" means any person, firm, company or other organisation whatsoever with whom or which the Company or any relevant Group Company shall have had negotiations or material discussions regarding the possible distribution, sale or supply any Restricted Products as at the Termination Date or during the 12 months immediately preceding the Termination Date and with whom or which, during such period:
(i)you had business dealings; or
(ii)any employee of the Group who was under your direct or indirect supervision shall have had business dealings;
(b)"Restricted Area" means the United Kingdom and any other country in the world where, on the Termination Date, the Company (or any relevant Group Company) was involved or concerned to a material extent in the production, development, manufacture, distribution, sale or supply of Restricted Products;
(c)"Restricted Business" means any business of the Company (or any relevant Group Company) with which you were involved or concerned to a material extent during the 12 months immediately preceding the Termination Date;
(d)"Restricted Customer" means any person to whom or which the Company (or any relevant Group Company) distributed, sold or supplied Restricted Products as at the Termination Date or during the 12 months immediately preceding the Termination Date and with whom or which you shall have had business dealings during such period or with whom or which any employee under your control shall to your knowledge have had business dealings during such period;
(e)"Restricted Employee" means anyone employed or engaged by the Company (or any relevant Group Company) and who could, whether on their own or with others, materially damage the interests of the Company (or any relevant Group Company) if they were involved in any capacity in any business concern which competes with any Restricted Business and with whom you shall have dealt with to a material extent in the course of your employment in the 12 months immediately preceding the Termination Date;
(f)"Restricted Products" means any product, goods or services produced, developed, manufactured, distributed, sold or supplied by the Company (or any relevant Group Company) with which you were involved or concerned to a material extent, or for which you were responsible, during the 12 months immediately preceding the Termination Date, or products, goods or services of a similar kind;
(g)"Restricted Supplier" means any person who or which supplied goods or services to the Company (or any relevant Group Company) as at the Termination Date or during the 12 months immediately preceding the Termination Date and with or whom you shall have had business dealings or with whom or which any employee under your control shall to your knowledge have had business dealings during such period; and
(h)"Senior Employee" means any person who was on the Termination Date a director of the Company (or any relevant Group Company) or otherwise engaged by the Company (or any relevant Group Company) in a senior capacity;
2All other capitalised terms used in this Schedule 3 but not defined in this Schedule shall have the meaning given in clause 41 of the Agreement.
3You hereby undertake to the Company (for itself and as trustee and agent for each Group Company) that you shall not during the period of 12 months following the Termination Date, without the prior written consent of the Company (or relevant Group

Without Prejudice and Subject to Contract

Company), whether by yourself or through your employees, agents or any other person and whether on your own behalf or on behalf of or in conjunction with any other person directly or indirectly be employed or engaged or otherwise interested in any trade, business, occupation or other activity which is in competition with the Restricted Business in the Restricted Area.
4You hereby undertake with the Company (for itself and as trustee and agent for each Group Company) that you shall not during the period of 12 months following the Termination Date, without the prior written consent of the Company (or relevant Group Company), whether by yourself, through your employees, agents or any other person and whether on your own behalf or on behalf of any other person, and whether via social media or by any other means, directly or indirectly;
(a)in competition with the Company (or relevant Group Company), solicit business from or canvass any Restricted Customer or Prospective Customer in respect of Restricted Products;
(b)in competition with the Company or relevant Group Company), accept orders for Restricted Products from any Restricted Customer or Prospective Customer or have any business dealings concerning Restricted Products with any Restricted Customer or Prospective Customer;
5You hereby undertake to the Company (for itself and as trustee and agent for each Group Company) that you shall not during the period of 12 months following the Termination Date, without the prior written consent of the Company (or relevant Group Company), whether by yourself or through your employers, employees, agents or any other person and whether on your own behalf or on behalf of or in conjunction with any other person, and whether via social media or by any other means, directly or indirectly:
(a)employ or engage, or otherwise facilitate the employment or engagement of, any person who on the Termination Date is a Restricted Employee and/or a Senior Employee whether or not any such person would thereby commit a breach of contract; and/or
(b)solicit or induce (or endeavour to solicit or induce) any person who on the Termination Date is a Restricted Employee and/or a Senior Employee to cease working for or providing services to the Company (or relevant Group Company), whether by offering to employ or engage such a person or by otherwise endeavouring to entice such a person away from the Company (or relevant Group Company), and whether or not any such person would thereby commit a breach of contract; and/or
(c)seek to entice a Restricted Supplier away from the Company (or relevant Group Company) or interfere with the relationship between the Company (or relevant Group Company) and a Restricted Supplier.
6Nothing contained in clauses 3, 4 or 5 of this Schedule 3 shall be deemed:
(a)to prohibit you from the seeking or doing of any activities not in direct or indirect competition with the Restricted Business; or
(b)prohibit you (or your nominees) from holding for investment purposes only not more than 5% of the issued shares or securities of any company whose shares or other capital are listed on or dealt on or under the rules of an exchange which is a "recognised investment exchange" or a "recognised overseas investment exchange" pursuant to section 285 or section 292 of the Financial Services and Markets Act 2000.
7You will on the Company's request promptly enter into a deed of restrictive covenants in a form acceptable to the Company with any Group Company in order to give such Group Company the same protection given to the Company pursuant to this Schedule 3.
8Each of the undertakings and covenants contained in this Schedule 3 shall be construed as a separate and independent covenant and if one or more of the covenants is found to be void or unenforceable the validity of the remaining covenants shall not be affected.

Without Prejudice and Subject to Contract

9You agree that in the event of your receiving from any person an offer of employment or other engagement (whether oral or in writing and whether accepted or not) either during the Garden Leave Period or during the continuance in force of all or any of restrictions set out in this Schedule 3, you shall as soon as possible after any such offer is made notify the Company and make the substance of the restrictions contained in this Schedule 3 known to the person making such offer.
10You hereby undertake with the Company that you will not at any time:
(a)during the Garden Leave Period, or after the Termination Date, engage in any trade or business or be associated with any person, firm or company engaged in any trade or business using the name(s) Clarivate or incorporating such words;
(b)during the Garden Leave Period, or after the Termination Date, engage in any trade or business or be associated with any person, firm or company engaged in any trade or business using or incorporating any variation of any of the names set out at clause 10(a) above that could reasonably be deemed to obtain or confer a business advantage by virtue of being similar to any such names and, as a result of such business advantage, could materially damage the interests of the Company or any Group Company; and
(c)after the Termination Date claim, represent or otherwise indicate (whether via social media or otherwise) any present association with the Company or any Group Company or for the purpose of carrying on or retaining any business or custom, claim, represent or otherwise indicate (whether via social media or otherwise) any past association with the Company or any Group Company to its detriment.
11The restrictions in this Schedule 3 (on which you have had the opportunity to take independent advice) are considered to be reasonable by the parties and necessary for the protection of the legitimate interests of the Company and, if appropriate, of any Group Company but if any restriction(s) shall be found to be void or voidable but would be valid and enforceable if part or parts of the wording were deleted, the relevant restriction(s) shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.
12The Company reserves the right to assign its rights under this Schedule 3 to any successor in business to the Company or to any of its subsidiaries or associates.

Without Prejudice and Subject to Contract

Schedule 4
Reaffirmation Certificate
(a)    I hereby confirm and agree that, in consideration of the Company's obligations under the Settlement Agreement between me and the Company (as defined in such Settlement Agreement) dated 7th January 2022 and having taken legal advice, there are no matters or circumstances that give rise or may give rise to any claims by me in connection with my employment by the Company or its termination which fall under the claims identified and specified in Clauses 15 and 17 in such Settlement Agreement which have arisen since the date of such Settlement Agreement or, if there are any such matters, I confirm and agree that they are settled by the Settlement Agreement and/or this certificate.
(B)        In particular and without prejudice to the preceding wording, I hereby agree to waive any and all claims arising from the termination of my employment on the Termination Date (as defined in the Settlement Agreement), as are identified in Clauses 15 and 17 of the Settlement Agreement.
(C)        I confirm that I have received independent legal advice from John McConkey of DPH Legal, Davidson House, Forbury Square, Reading RG1 3EU who is a relevant independent adviser for the purposes of the legislation referred to in Clause 22 of the Settlement Agreement, as to the terms and effect of the Settlement Agreement and this certificate and in particular its effect on my ability to pursue my rights if any before an employment tribunal.  I have been advised that there is in force and was in force when I received such advice, a contract of insurance or an indemnity provided by a professional body covering the risk of a claim by me in respect of loss arising in consequence of that advice.
(D)        I confirm that the Company has paid to me all my contractual payments and that it has provided me with all contractual benefits accrued and owing to me up to the Termination Date.
(E)        This certificate satisfies the conditions regulating settlement agreements contained in the statutory provisions set out in Clause 22 of the Settlement Agreement.
EXECUTED AS A DEED by    )    ………………………………………….
Mukhtar Ahmed            )
in the presence of        )
Witness Signature
Witness Full Name
Witness Address

Date                )    ………………………………………….

Without Prejudice and Subject to Contract

Schedule 5

Resignation Letter

Dear Sirs

I hereby resign from the office of [director] [company secretary] of [insert name of company] (the “Company”) with immediate effect.

I acknowledge and confirm that I have no claim of whatsoever kind, whether contractual or otherwise, outstanding against the Company, any member of its Group (as defined below) or any of their officers, directors, shareholders, employees or agents in respect of the termination of my appointment. To the extent that any such claim or right of action exists or may exist, I irrevocably waive such claim or right of action and release and discharge the Company, each member of its Group and their officers, directors, shareholders, employees and agents from any and all liability whatsoever in respect thereof.

In this letter "Group" means the Company, the ultimate Holding Company of the Company and any Subsidiary of the Company or the ultimate Holding Company of the Company from time to time; "Holding Company" means a holding company (as defined by section 1159 of the Companies Act 2006) or a parent undertaking (as defined by section 1162 of the Companies Act 2006); and "Subsidiary" means a subsidiary (as defined by section 1159 of the Companies Act 2006) or a subsidiary undertaking (as defined by section 1162 of the Companies Act 2006).

Yours faithfully

Mukhtar Ahmed

Without Prejudice and Subject to Contract